Exhibit 4.12

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], by and among Memic Innovative Surgery Ltd., a company organized under the laws of the State of Israel (the “Company”), MedTech Acquisition Corporation, a Delaware corporation (“SPAC”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”).

WHEREAS, SPAC and Continental are parties to that certain Warrant Agreement, dated as of December 17, 2020, and filed with the United States Securities and Exchange Commission on December 23, 2020 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, simultaneously with the consummation of its initial public offering (the “Public Offering”), SPAC issued (a) 4,933,333 warrants to MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor” and such warrants, the “Private Placement Warrants”) to purchase shares of SPAC’s Class A common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $1.50 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the five-year period beginning upon the later of thirty (30) days following the consummation of SPAC’s initial business combination or 12 months from the closing of the Public Offering, and (b) 8,333,333 to public investors in the Public Offering, (collectively, the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase shares of Common Stock, with each whole Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the period beginning upon the later of thirty (30) days following the consummation of SPAC’s initial business combination or 12 months from the closing of the Public Offering and ending on the earlier of five years from the consummation of such business combination and the Redemption Date;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on August 12, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among SPAC, the Company, Maestro Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and the other parties thereto;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a wholly owned subsidiary of the Company (the “Merger”) and, in the context of such Merger, all shares of Common Stock outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall be converted automatically into the Per Share Merger Consideration (as defined in the Business Combination Agreement), following which such shares of Common Stock shall automatically be canceled and shall cease to exist by virtue of the Merger;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for ordinary shares of no par value of the Company (“Company Ordinary Shares”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-259925 (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants;

WHEREAS, the board of directors of SPAC has determined that the consummation of the Merger will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Existing Warrant Agreement and provide for the delivery of the Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement as a result of such Merger; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as SPAC and the Warrant Agent may deem necessary or desirable and that SPAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time (as defined in the Business Combination Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement and the Warrants by SPAC to the Company pursuant to Section 1.1 hereof effective as of the Effective Time, the assumption of the Existing Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement and the Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement and Warrants. SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement, and the Warrants issued thereunder, as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement and Warrants set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1 Preamble.

2.1.1 The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “MedTech Acquisition Corporation, a Delaware corporation” and replacing it with “Memic Innovative Surgery Ltd., a company organized under the laws of the State of Israel”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Company rather than SPAC.

2.2 Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 17, 2020, MedTech Acquisition Corporation, a Delaware corporation (“MedTech”) consummated an initial public offering (the “Offering”) of units (the “Units”) of MedTech’s equity securities, each such Unit comprised of one share of Class A common stock of MedTech, par value $0.0001 per share (“Common Stock”), and one-third of one warrant, where each whole warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, issued and delivered 8,333,333 warrants to public investors in the Offering (the “Public Warrants”); and

WHEREAS, simultaneously with the consummation of the Offering, MedTech issued in a private placement to Medtech Acquisition Sponsor LLC (the “Sponsor”) an aggregate of 4,933,333 warrants to purchase Common Stock (such warrants, the “Private Placement Warrants” and, together with the Public Warrants, the “MedTech Warrants”); and

WHEREAS, MedTech filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-251037 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Common Stock included in the Units; and

WHEREAS, MedTech, the Company, and Maestro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Business Combination Agreement, dated as of August 12, 2021 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into MedTech with MedTech surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock (other than certain shares subject to forfeiture as set forth under the terms of the Business Combination Agreement) shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on [●], pursuant to the terms of the Business Combination Agreement, the Company, MedTech and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which MedTech assigned its rights and obligations under this Agreement to the Company and the Company assumed MedTech’s rights and obligations under this Agreement from MedTech; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding MedTech Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-259925 (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with no par value and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Private Placement Warrants.

2.5.1 Section 2.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below), as applicable, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the date on which the Merger is completed, and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Private Placement Warrants and any Company Ordinary Shares issued upon exercise of the Private Placement Warrants held by the Sponsor or any of its Permitted Transferees may be transferred by the holders thereof:

(a) to MedTech’s officers or directors, any affiliates or family members of any of MedTech’s officers or directors, any affiliate of the Sponsor or any member(s) of the Sponsor;

(b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or an affiliate of such person, or to a charitable organization;

(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order; or

(e) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

provided, however, that, in the case of clauses (a) through (e), these transferees (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in that certain letter agreement, dated as of December 17, 2020, by and among MedTech, the Sponsor and MedTech’s directors and officers.”

2.5.2 Sections 2.7 and 2.8 of the Existing Warrant Agreement are each hereby deleted in their entirety. All references to “Working Capital Warrants” and “Post IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Issuance of Shares of Common Stock on Exercise. Section 3.3.2 of the Existing Warrant Agreement is hereby amended by deleting “, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit.”

2.7 Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the date on which the Merger is completed, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Merger is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any of its Permitted Transferees as provided in Section 6.1, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below), in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant held by the Sponsor or its Permitted Transferees) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all of the Warrants.”

2.8 Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Company Ordinary Shares or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid to the holder of each share of Company Ordinary Shares in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1.1 above or (b) any cash dividends or cash distributions to the extent, when combined on a per share basis with all other cash dividends and cash distributions paid to the holders of the Company Ordinary Shares, on a per share basis, during the 365-day period ending on the date of declaration of such dividend or distribution, such dividends or distributions do not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Company Ordinary Shares issuable on exercise of each Warrant). Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).”

2.9 Adjustments in Exercise Price. Section 4.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”.

2.10 Replacement of Securities upon Reorganization, etc. Section 4.4 of the Existing Warrant Agreement is hereby amended by deleting “or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval” from the first sentence.

2.11 Transfers of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”.

2.12 Notices.

2.12.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Memic Innovative Surgery Ltd.

6 Yonatan Netanyahu

Or Yehuda 6037604, Israel

Attention:	Dvir Cohen, Chief Executive Officer
Phone:	+972 9 788-2655
Email:	dvirco@memicmed.com

and

Memic Innovative Surgery Inc.

5300 NW 33rd Ave, Suite 115

Fort Lauderdale, Florida 33309

Attention:	Legal
Email:	legal@memicmed.com”

2.12.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, Attn: Stuart Neuhauser, Esq. and Greenberg Traurig PA, 1750 Tysons Blvd., Suite 1000, McLean, Virginia 22102, Attn: Jason Simon, to the following:

“Greenberg Traurig, PA

33 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Robert L. Grossman; Daniella G. Silberstein
Phone:	305-579-0756; 305-579-0592
Email:	grossmanb@gtlaw.com; silbersteind@gtlaw.com”

2.13 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1 Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holders of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

MEDTECH ACQUISITION CORPORATION

By:
Name:
Title:

MEMIC INNOVATIVE SURGERY LTD.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]